INFONOW CORPORATION


                            STOCK PURCHASE AGREEMENT


               SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK




                         -------------------------------

                          Dated as of December 31, 1999
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                            STOCK PURCHASE AGREEMENT
                            ------------------------

     STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of December 31, 1999, by and among InfoNow Corporation, a Delaware corporation (the "Company"), and the purchasers listed on Schedule 2.2 hereto (collectively, the "Purchasers").

     WHEREAS, at the First Closing, the Company wishes to sell to certain investors (the "Initial Purchasers"), and the Initial Purchasers wish to purchase from the Company, shares of the Company's Series B Convertible Participating Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"), upon the terms and subject to the conditions set forth in this Agreement (the "First Shares");

     WHEREAS, at the Second Closing, the Company wishes to sell to certain investors (each a "Second Closing Purchaser" and collectively the "Second Closing Purchasers"), and the Second Closing Purchasers wish to purchase from the Company, shares of Series B Preferred Stock, upon the terms and subject to the conditions set forth in this Agreement (the "Second Shares," and together with the First Shares, the "Shares"); and

     WHEREAS, the Company wishes to grant holders of certain warrants registration rights set forth in Section 9 hereof.

     NOW, THEREFORE, in consideration of the mutual terms and conditions herein contained, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   SECTION 1.
                                   DEFINITIONS
                                   -----------

     1.1 Definitions. As used in this Agreement, the following definitions shall apply:

     "1998 Form 10-KSB" has the meaning set forth in Section 3.1(a).

     "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

     "Affiliate" shall mean any Person who is an "affiliate" (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of, and any Person controlling, controlled by, or under common control with, any Person. For the purposes of this Agreement, "control" includes the ability to have investment discretion through contractual means or by operation of law.

     "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

     "Annual Reports" means the Company's Annual Reports on Form 10-KSB for the years ended December 31, 1998, 1997 and 1996, each as filed with the SEC (including, in each case, all amendments thereto filed with the SEC prior to the date of this Agreement, all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any amendments thereto made subsequent to the date hereof).

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     "Audited Financials" has the meaning set forth in Section 3.7 of this
Agreement.

     "Board of Directors" means the Board of Directors of the Company.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

     "By-Laws" means the amended and restated by-laws of the Company, as the same may have been amended and as in effect on the First Closing Date.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock.

     "Certificate of Designation" means the amendment to the Certificate of Incorporation setting forth the designation, number and relative rights, privileges and restrictions of the Series B Preferred Stock adopted by the Board of Directors and filed with the Secretary of State of the State of Delaware before the First Closing Date substantially in the form attached hereto as Exhibit A.

     "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as the same has been amended and as in effect on the First Closing Date.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

     "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

     "Common Stock" means the Common Stock, par value $0.001 per share, of the Company and any other capital stock of the Company into which such stock is reclassified or reconstituted.

     "Condition of the Company" means the assets, business, properties, operations or financial condition of the Company and the Subsidiaries, taken as a whole. "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

     "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

     "Contractual Obligations" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

     "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable United States federal or state securities law.

     "Environmental Laws" means federal, state and local laws, principles of common law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (or any successor statute thereto).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor statute thereto), and the rules and regulations of the Commission promulgated thereunder.

     "Financials" has the meaning set forth in Section 3.7 of this Agreement.

     "First Closing" has the meaning set forth in Section 2.1 of this Agreement.

     "First Closing Date" has the meaning set forth in Section 2.1 of this Agreement.

     "First Purchase Price" has the meaning set forth in Section 2.2 of this Agreement.

     "First Shares" has the meaning assigned to such term in the Recitals to this Agreement.

     "GAAP" means generally accepted United States accounting principles in effect from time to time.

     "Governmental Authority" means the government of any federal, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government of or within the United States, whether federal, state or local.

     "Initial Purchasers" has the meaning assigned to such term in the Recitals to this Agreement.

     "Knowledge of the Company" means the actual knowledge of the executive officers of the Company without investigation.

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     "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

     "Licenses" means any certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Authorities.

     "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

     "Material Adverse Effect" means a circumstance, fact, change, development or effect (i) that could or could reasonably be expected to have a materially adverse effect on the properties, results of operations, business, prospects or condition (financial or otherwise) of the Company taken as a whole or (ii) that materially adversely affects the ability of the Company to consummate the transaction contemplated by this Agreement in any material respect or impairs or delays the ability of the Company to effect the First Closing or the Second Closing.

     "Nasdaq" means The Nasdaq Stock Market, Inc.

     "Order" means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

     "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Purchasers" has the meaning ascribed to such term in the Recitals to this Agreement.

     "Quarterly Reports" means the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, each as filed with the SEC.

     "Requirements of Law" means as to any Person, any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or a stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" means the Annual Reports, the Quarterly Reports and all other documents required to be filed by the Company with the SEC on or after January 1, 1998 and prior to the date hereof pursuant to Section 13 or 15(d) of the Exchange Act (including all exhibits and schedules thereto and documents incorporated by reference therein), but shall not include any portion of any document which is not deemed to be filed under applicable SEC rules and regulations.

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     "Second Closing" has the meaning set forth in Section 2.3 of this
Agreement.

     "Second Closing Date" has the meaning set forth in Section 2.3 of this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended (or any successor statute thereto), and the rules and regulations of the Commission promulgated thereunder.

     "Subsidiary" means, as of the relevant date of determination, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

     "Unaudited Financials" has the meaning set forth in Section 3.7 of this Agreement.

                                   SECTION 2.
                         PURCHASE AND SALE OF THE SHARES
                         -------------------------------

     2.1 First Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the First Shares (the "First Closing") shall take place at the offices of Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado 80302 on the date hereof or on such other date and time as the Initial Purchasers and the Company may mutually agree (the "First Closing Date").

     2.2 Transactions at the First Closing. At the First Closing, subject to the terms and conditions of this Agreement the Initial Purchasers severally (and not jointly) shall purchase and acquire from the Company, and the Company shall issue and sell to the Initial Purchasers an aggregate of 250,000 shares of shares of Series B Preferred Stock for an aggregate purchase price of $5,000,000 (the "First Purchase Price"). At the First Closing, the Company shall deliver to the Initial Purchasers duly executed certificates representing 250,000 shares of Series B Preferred Stock, registered in the name of the Initial Purchasers or their nominees, against payment by the Initial Purchasers of the First Purchase Price payable in respect thereof by wire transfer of immediately available funds to an account designated in a notice delivered by the Company.

     2.3 Second Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Second Shares (the "Second Closing") shall take place at the offices of Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado 80302 on January 25, 2000, or on such other date and at such other time as the Second Closing Purchasers and the Company may mutually agree (the "Second Closing Date").

     2.4 Transactions at the Second Closing. On the Second Closing Date the Second Closing Purchasers severally (and not jointly) shall purchase and acquire from the Company, and the Company shall issue and sell to each such Second Closing Purchaser, such number of shares of Series B Preferred Stock as are set forth opposite such Second Closing Purchaser's name on the Schedule 2.2 hereto for an aggregate purchase price of $11,000,000 (the "Second Purchase Pric ). At the Second Closing, the Company shall deliver to each Second Closing Purchaser duly executed certificates representing the number of shares of Series B Preferred Stock set forth opposite such Second Closing Purchaser's name, each registered in the name of such Second Closing Purchaser or its nominees, against payment by each such Second Closing Purchaser of the portion of the Second Purchase Price payable in respect thereof as set forth opposite such Second Closing Purchaser's name on Schedule 2.2 hereto by wire transfer of immediately available funds to an account designated in a notice delivered by the Company not later than one Business Day prior to the Second Closing Date.

                                   SECTION 3.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     The Company hereby represents and warrants to the Purchasers, as the case may be (the "Applicable Purchaser"), as follows:

     3.1 Corporate Existence and Power.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Company's annual report on Form 10-KSB for the year ended December 31, 1998 (the "1998 Form 10-KSB"). The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect.

     (b) True, correct and complete copies of the Certificate of Incorporation (other than the Certificate of Designation to be filed pursuant to the terms hereof) and the By-Laws as in effect on the date hereof have been provided by the Company to the Purchasers.

     3.2 Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors and no further corporate action on the part of the Company (other than the filing of the Certificate of Designation) is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. The Board of Directors has duly adopted the Certificate of Designation and filed it with the Delaware Secretary of State. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     3.3 No Contravention, Conflict, Breach, Etc. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any assets or properties of the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to be required to redeem, repurchase or offer to repurchase any of their respective indebtedness under (i) the certificate of incorporation, the by-laws or other organizational document of the Company or any of its Subsidiaries, (ii) any Law of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their respective assets, properties or operations or (iii) any indenture, mortgage, loan agreement, note or other material agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the assets, properties or operations of the Company or any of its Subsidiaries is subject.

     3.4 Consents. Except as set forth on Schedule 3.4, no consent, approval, authorization, order, registration, filing or qualification of or with any (i) Governmental Authority, (ii) stock exchange on which the securities of the Company are traded or (iii) other Person (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

     3.5 Subsidiaries. Schedule 3.5 sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. Except for its Subsidiaries, the Company holds no equity, partnership, joint venture or other interest in any Person. True and complete copies of the certificate of incorporation, by-laws and other organizational documents of the Subsidiaries as in effect on the date hereof have been provided by the Company to the Purchasers. Each Subsidiary of the Company has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or other organizational power and authority to own, lease and operate its properties and to conduct its business as currently conducted and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect. All of the outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through other Subsidiaries of the Company, free and clear of any Encumbrance, and there are no rights granted to or in favor of any third party (whether acting in an individual, fiduciary or other capacity), other than the Company or any Subsidiary of the Company, to acquire any such capital stock, any additional capital stock or any other securities of any such Subsidiary. There exists no restriction, other than those pursuant to applicable law or regulation, on the payment of cash dividends by any Subsidiary.

     3.6 SEC Documents.

     (a) The Company has made available to the Purchasers true and complete copies of all SEC Documents.

     (b) As of its filing date, each SEC Document filed pursuant to the Exchange Act (i) complied in all material respects with the applicable requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) All SEC Documents have been filed on a timely basis, and each SEC Document has included all exhibits, schedules and contracts required to be filed pursuant to the provisions of the Exchange Act.

     3.7 Financial Statements . The audited financial statements and notes included in the SEC Documents (the "Audited Financials") comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, were prepared in accordance with GAAP consistently applied throughout the period involved except as noted therein, and fairly present in all material respects the financial condition, results of operations, cash flows and changes in shareholders' equity of the Company and its Subsidiaries at the dates and for the periods presented. Since September 30, 1999, except as disclosed in the SEC Documents or as disclosed in Schedule 3.7, the Company has not incurred any material liabilities and there has been no change, and no development or event involving a prospective change, which has had or could reasonably be expected to have, a Material Adverse Effect. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents (the "Unaudited Financials" and together with the Audited Financials, the "Financials"), fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries at the dates and for the periods to which they relate, subject to normal year-end adjustments, and have been prepared in accordance with GAAP applied on a consistent basis except as otherwise stated therein and have been prepared on a basis consistent with that of the audited financial statements referred to above subject to normal year-end adjustments except as otherwise stated therein.

     3.8 No Existing Violation, Default, Etc. The Company is not in violation
(i) of any provision of its Certificate of Incorporation, By-Laws or other organizational documents or (ii) of any applicable Law or regulation, which violation has or would reasonably be expected to have a Material Adverse Effect. No breach, event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists under any Contract to which the Company is a party or by which the Company is bound or to which any of the properties, assets or operations of the Company is subject, which breach, event of default, or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, has or would reasonably be expected to have a Material Adverse Effect.

     3.9 Licenses and Permits . Except as set forth in Schedule 3.9, the Company and its Subsidiaries have such Licenses as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such Licenses that the failure to have or to be in full force and effect individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice that any violations are being or have been alleged in respect of any such License and no proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke or limit any such License the effect of which would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Licenses, except such events as have not had, or would not reasonably be expected to have, a Material Adverse Effect.

     3.10 Title to Properties . The Company and its Subsidiaries have sufficient title to all properties (real and personal) owned by the Company and any such Subsidiary that are necessary for the conduct of the business of the Company and any such Subsidiary as described in the SEC Documents filed with the SEC prior to the date of this Agreement and as currently conducted, free and clear of any Encumbrance that may interfere with the conduct of its business, and all properties held under lease by the Company and the Subsidiaries are held under valid, subsisting and enforceable leases, with such exceptions as individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect.

     3.11 Intellectual Property. There are no material intellectual property rights or other intangible property rights (other than standard license agreements and other related rights acquired by the Company or under which the Company is the licensee in connection with the Company's use of administrative, ministerial, accounting and financial office automation software and related products) including, without limitation, (i) trademarks, service marks, fictitious or assumed names, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;
(ii) copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights; (iii) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, formulae and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); and (iv) computer software programs, including, without limitation, all source code, object code, and documentation related thereto, patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified or resubmitted) owned or licensed by the Company or any of its Subsidiaries ("Intellectual Property") other than as disclosed in Schedule 3.11. Except as disclosed in Schedule 3.11:
(i) the Company owns or possesses sufficient legal rights to all Intellectual Property necessary for its business as presently conducted without any known conflict or infringement of rights of others; (ii) other than those contracts, agreements, and instruments required to be filed as an exhibit to the 1998 Form 10-KSB, there are no material outstanding options, licenses, or agreements of any kind relating to the Intellectual Property nor is the Company bound by or a party to any material options, licenses, or agreements of any kind with respect to the intellectual property of any other person or entity; (iii) to the Knowledge of the Company, the Company has not infringed upon or otherwise violated the intellectual property rights of any third party; (iv) other than as set forth on Schedule 3.11, the Company has not received any claim, charge, demand, notice or other communication alleging that the Company has violated or, by conducting its business as proposed, would violate any intellectual property rights of any other person or entity; (v) other than as set forth on Schedule 3.11, the Company is unaware of any facts that would form a reasonable basis for an action or claim by others alleging infringement by the Company of Intellectual Property of others; and (vi) all of the Company's Intellectual Property is owned by the Company, free and clear of all Encumbrances and held in the Company's name. None of the execution or delivery of this Agreement or the Certificate of Designation, or the carrying on of the Company's business by the employees of the Company, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument related to the Company's Intellectual Property or Related Intellectual Property. The Company has taken all action reasonably necessary and desirable to maintain and protect each item of Intellectual Property owned by the Company. Except as set forth on Schedule 3.11, each employee, officer and director of the Company has executed an agreement regarding inventions and confidentiality substantially in the form or forms delivered to the Purchasers. The Company is unaware of uncited prior art that is more pertinent than the art already of record in the U.S. Patent and Trademark Office in connection with the patents and patent applications of the Company's Intellectual Property.

     3.12 Environmental Matters. The Company and its Subsidiaries and their operations and properties are and have been in compliance in all respects with all applicable Environmental Laws, and no expenditures are or, to the Company's Knowledge, will be required in order to comply with any applicable Environmental Laws. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or to the Company's Knowledge, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws which could reasonably be expected to result in a material fine, penalty or other obligation, cost or expense. There are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance by the Company or any of its Subsidiaries with, or which have given rise to, or, to the Company's Knowledge, will give rise to, material liability to the Company or any of its Subsidiaries under Environmental Laws.

     3.13 Capitalization. After giving effect to the transactions contemplated hereby, the authorized capital stock of the Company will consist of 15,000,000 shares of Common Stock, $0.001 par value, and 1,962,335 shares of Preferred Stock, $0.001 par value, of which 213,483 have been designated Series A Convertible Preferred Stock and 816,000 shares have been designated Series B Convertible Participating Preferred Stock. As of the First Closing Date, after giving effect to the transactions contemplated hereby, the issued and outstanding capital stock of the Company will consist of 7,189,203 shares of Common Stock and 250,000 shares of Series B Preferred Stock. As of the Second Closing Date, after giving effect to the transactions contemplated hereby, the issued and outstanding capital stock of the Company will consist of 7,189,203 shares of Common Stock (increased by such number of shares as are issued upon conversion or exercise of options, warrants and other convertible securities, including Series B Preferred Stock, outstanding on the First Closing Date, and upon exercise of options granted subsequent to the First Closing Date to employees pursuant to an employee benefit plan approved by the Company's Board of Directors and consistent with the Company's past practice regarding such option issuances) and 800,000 shares of Series B Preferred Stock (reduced by such number of shares as are converted into Common Stock). All such shares of Capital Stock of the Company have been duly authorized and upon payment therefor as contemplated by this Agreement, all such shares shall be fully paid and non-assessable. Other than rights granted to the holders of Series B Preferred Stock pursuant to this Agreement, no class of Capital Stock of the Company is entitled to preemptive or similar rights. None of the shares of Capital Stock of the Company issued prior to the date of this Agreement have been issued in violation of federal or state securities laws. Except as set forth in Schedule
3.13 and pursuant to this Agreement, the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity. The Series B Preferred Stock shall have the rights and preferences set forth in the Certificate of Designation. The First Shares to be issued at the First Closing are convertible into 950,570 shares of Common Stock and the Second Shares to be issued at the Second Closing are convertible into 2,091,254 shares of Common Stock, subject to antidilution provisions set forth in the Certificate of Designation. Except as set forth in
Schedule 3.13 and except as contemplated by this Agreement, there are no shares of capital stock of the Company reserved for issuance. Except for the Shares and as set forth in Schedule 3.13, there are no options, warrants or other rights to purchase shares of Capital Stock or other securities of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for shares of Capital Stock or other securities of the Company or any of its Subsidiaries, nor, except as required by this Agreement or the Certificate of Designation or as set forth in Schedule 3.13, is the Company or any Subsidiary obligated in any manner to issue shares of its Capital Stock or other securities. Except as contemplated hereby and for relevant state and federal securities laws, there are no restrictions on the Purchaser's ability to transfer shares of Capital Stock of the Company.

     3.14 Employee Benefits.

     (a) Except for the plans described in the SEC Documents filed with the SEC prior to the date of this Agreement and those listed in Schedule 3.14 (the "Benefit Plans"), there are no employee benefit plans or arrangements of any type (including, without limitation, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder ("ERISA") under which the Company has or in the future could have directly, or indirectly through a Commonly Controlled Entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Code), any material liability with respect to any current or former employee of the Company or any Commonly Controlled Entity. No such Benefit Plan is a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)) or subject to Title IV of ERISA and, the Company has never contributed to, or had any obligation to contribute to, any such multiemployer plan or any plan subject to Title IV of ERISA.

     (b) With respect to each Benefit Plan: (i) such Benefit Plan has been maintained and administered at all times in material compliance with its terms and applicable law and regulation; (ii) no event has occurred and to the Knowledge of the Company, there exists no circumstance under which the Company could directly, or indirectly through a Commonly Controlled Entity, incur any material liability under ERISA, the Code or otherwise; (iii) there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened, with respect to any Benefit Plan or against the assets of any Benefit Plan with respect to which suits management of the Company reasonably believes the Company could incur any material liability; (iv) all contributions and premiums due and owing to any Benefit Plan have been made or paid on a timely basis and no "accumulated funding deficiency," as defined in Code Section 412, has been incurred, whether or not waived; and (v) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, such Benefit Plan has been determined to be so qualified and each trust created under such Benefit Plan has been determined to be exempt from tax under Section 501(a) of the Code and to the Knowledge of the Company, no event has occurred since the date of such determinations, including effective changes in laws or regulations or modifications to the Benefit Plans, that would adversely affect such qualification or tax exempt status.

     (c) The Company has no Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of post-retirement health and medical benefits for current and former employees of the Company. No condition exists that would prevent the Company from amending or terminating any plan providing health or medical benefits in respect of current or former employees of the Company.

     (d) No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award, stock option or restricted security) as a result of the transactions contemplated hereby.

     (e) All persons classified by the Company as independent contractors satisfy the requirements of applicable law to be so classified and the Company has no obligation to provide benefits to any such person under any Benefit Plan.

     3.15 Taxes.

     (a) The Company and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all material Tax returns that are required to be filed and have paid or caused to be paid all Taxes as shown on said returns and on all assessments received by it to the extent that such Taxes have become due, except Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with GAAP, have been set aside. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves for all Tax liabilities applicable to the Company and its Subsidiaries for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). Schedule 3.15 sets forth the tax year through which United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed. For purposes of this Section 3.15, "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

     (b) Except as set forth on Schedule 3.15, with respect to all Tax Returns of the Company and any of its Subsidiaries, (i) no audit is in progress and no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and (ii) there is no unassessed deficiency proposed or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries.

     (c) Except as set forth on Schedule 3.15, neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments under section 481 of the Code by reason of a change of accounting method or otherwise.

     (d) None of the respective assets of the Company or any of its Subsidiaries is required to be treated as being owned by any Person, other than the Company or any of its Subsidiaries, pursuant to the "safe harbor" leasing provisions of
Section 168(f)(8) of the Code.

     (e) The Company is not a "United States real property holding corporation" ("USRPHC") as that term is defined in Section 897(c)(2) of the Code and the regulations promulgated thereunder.

     3.16 Litigation. Except as set forth in Schedule 3.16 or as previously disclosed in SEC Documents filed with the SEC prior to the date of this Agreement, there are no pending actions, suits, proceedings, arbitrations or investigations, royalty or other audits, complaints, against or affecting the Company or any of its Subsidiaries or any of their respective properties, assets or operations, or with respect to which the Company or any such Subsidiary is responsible by way of indemnity or otherwise (together "Litigation Claims"), that are required under the Exchange Act to be described in such SEC Documents or that could singly, or in the aggregate, with all such other Litigation Claims, reasonably be expected to have a Material Adverse Effect and, to the Knowledge of the Company, no such Litigation Claims are threatened.

     3.17 Labor Relations. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice. Except as disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement or as set forth on
Schedule 3.17, (a) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (b) no strike, material labor dispute, slowdown or stoppage has occurred within the past 36 months or is pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any material supplier of the Company; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or contract; and (d) no union organizing activities are taking place that affect the employees of the Company or any Subsidiary.

     3.18 Receivables. All accounts and notes receivable reflected on the September 30, 1999 Unaudited Financials, and all accounts and notes receivable arising subsequent to the September 30, 1999 Unaudited Financials, (i) have arisen in the ordinary course of business of the Company or its Subsidiaries and
(ii) subject only to a reserve for bad debts and normal returns, credits, adjustments and warranty coverage, in each case reflected in the September 30, 1999 Unaudited Financials in accordance with GAAP and consistent with past practice, have been collected or, subject to the occurrence of unforeseen events occurring after the date hereof, are collectible in the ordinary course of business of the Company and its Subsidiaries in the aggregate recorded amounts thereof in accordance with their terms.

     3.19 Investment Company. Neither the Company nor any Person controlling the Company is, and no such Person after giving effect to the transactions contemplated hereby will be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     3.20 Insurance. The Company has in full force and effect (i) general liability and (ii) directors and officers insurance policies, in each case, with financially sound and responsible insurance companies, with extended coverage, sufficient in amount (subject to reasonable deductions) in respect of its properties that might be damaged or destroyed.

     3.21 Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. The offer and sale of the Shares made pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf has, in connection with the off ering of the Shares engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Shares pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not prior to the Second Closing make, directly or indirectly, any offer or sale of shares of its Capital Stock, if as a result the offer and sale of the securities contemplated hereby, or any of them, could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

     3.22 Contracts. Schedule 3.22 lists all Contracts to which the Company is a party and which involve payments to or from the Company in excess of $100,000 per year. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such contract except for such breaches and defaults as in the aggregate have not had, and would not reasonably be expected to, have a Material Adverse Effect.

     3.23 No Material Adverse Change. Since October 1, 1999: (a) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would reasonably be expected to result in a Material Adverse Effect; (b) the Company and its Subsidiaries have not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect; (c) there has been no material change in the indebtedness of the Company and its Subsidiaries; (d) there has been no dividend or distribution of any kind declared, paid or made by the Company or any of its Subsidiaries on any class of its capital stock; (e) neither the Company nor any of its Subsidiaries has made (nor does it propose to make) (i) any change in its accounting methods or practices or (ii) any change in the depreciation or amortization policies or rates adopted by it, in either case, except as may be required by law or applicable accounting standards; and
(f) there has been no event causing a Material Adverse Effect, nor any development that would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     3.24 Trade Relations. Except as set forth in Schedule 3.24, there exists no actual or, to the Company's Knowledge, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company or any of its Subsidiaries with, any customer or any group of customers whose purchases are individually or in the aggregate material to the business of the Company or any of its Subsidiaries, or with any material supplier, and, to the Company's Knowledge, there exists no present condition or state of fact or circumstances that would materially adversely affect the Condition of the Company or, to the Company's Knowledge, prevent the Company from conducting its business after the consummation of the transactions contemplated by this Agreement, in substantially the same manner in which such business has heretofore been conducted and described in the SEC Documents.

     3.25 Broker's, Finder's or Similar Fees. Other than fees payable to Needham & Company, Inc. and Boulder Venture Partners, in each case as described in
Schedule 3.25, there are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such entity.

     3.26 Disclosure; Agreement and Other Documents . This Agreement and each of the certificates furnished to the Purchasers by the Company in connection with the purchase and sale of the Shares, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   SECTION 4.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
                ------------------------------------------------

     Each Purchaser hereby represents and warrants to the Company as follows:

     4.1 Existence and Power. Such Purchaser (a) is duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

     4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby, including, without limitation, the purchase of the Shares,
(a) have been duly authorized by all necessary action and (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof.

     4.3 Binding Effect. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     4.4 Purchase for Own Account. The Shares to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control. If such Purchaser should in the future decide to dispose of any of the Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing the Shares substantially to the following effect:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT."

     4.5 Accreditation; Sophistication; Other Securities Laws Matters . Such Purchaser (a) is an "accredited investor" within the meaning of Rule 501 under the Securities Act; (b) has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof; (c) has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management; and (d) is a resident of the jurisdiction listed below its name on the signature page hereto for purposes of state "blue sky" securities law purposes.

     4.6 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

                                   SECTION 5.
             CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE
             -------------------------------------------------------

     The obligation of each Purchaser to pay the First Purchase Price or the Second Purchase Price, as the case may be, and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, such Purchaser of the following conditions on or before the First Closing Date or the Second Closing Date, as the case may be (the "Applicable Closing Date").

     5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 hereof shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" and other materiality qualifications contained in such representations and warranties shall be disregarded) at and on the Applicable Closing Date as if made at and on such date, except to the extent that any representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such date and except for any activities or transactions which may have taken place after the date hereof which are contemplated by this Agreement.

     5.2 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of its agreements and conditions set forth herein that are required to be performed or complied with by the Company on or before the Applicable Closing Date.

     5.3 Secretary's Certificate. Such Purchaser shall have received a certificate from the Company, in form and substance reasonably acceptable to such Purchaser, dated the Applicable Closing Date and signed by a secretary or an assistant secretary of the Company, certifying (a) that the attached copies of the Certificate of Incorporation, the By-Laws and resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated hereby, are all true, complete and correct and remain unamended and in full force and effect, and (b) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document delivered in connection herewith on behalf of the Company.

     5.4 Officers' Certificate. Such Purchaser shall have received a certificate from the Company, in form and substance satisfactory to such Purchaser, dated the Applicable Closing Date and signed by the Company's chief executive officer and its treasurer, certifying that (a) the representations and warranties of the Company contained in Section 3 hereof are true and correct in all material respects on the Applicable Closing Date and (b) the Company has performed and complied with in all material respects all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Applicable Closing Date.

     5.5 Documents. Such Purchaser shall have received true, complete and correct copies of such documents as they may reasonably request in connection with or relating to the issue and sale of the Shares and the transactions contemplated hereby, all in form and substance reasonably satisfactory to such Purchaser.

     5.6 Filing of Certificate of Designation. The Certificate of Designation shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware.

     5.7 Opinion of Counsel. Such Purchaser shall have received an opinion of Chrisman, Bynum & Johnson, P.C., counsel to the Company, dated the Applicable Closing Date, relating to the transactions contemplated hereby or referred to herein, substantially in the form attached hereto as Exhibit B.

     5.8 Approval of Purchasers. All actions and proceedings hereunder and all documents required to be delivered by the Company hereunder or in connection with the consummation of the transactions contemplated hereby, shall have been acceptable to the Purchasers, in their reasonable judgment as to their form and substance.

     5.9 Shares. At the Applicable Closing, the Company shall have delivered to each of the Purchasers stock certificates in definitive form representing the number of Shares set forth opposite such Purchaser's name on Schedule 2.2.

     5.10 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company which are necessary or required in connection with the execution, delivery or performance (including, without limitation, the issuance of the Shares and shares of Common Stock issuable upon conversion of the Shares) by, or enforcement against, the Company of this Agreement shall have been obtained and be in full force and effect.

     5.11 No Litigation. As of the Applicable Closing Date, no action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen on or before the Applicable Closing Date, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries which is reasonably likely to (a) have a Material Adverse Effect on the Condition of the Company or (b) have an adverse effect on the ability of the Company to perform its obligations under this Agreement.

     5.12 No Judgment or Order. There shall not be on the Applicable Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the Purchasers, (a) prohibit or restrict (i) the purchase of the Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Shares were to be purchased hereunder or (c) restrict the operation of the business of the Company or any of the Subsidiaries as conducted on the date hereof. 5.13 No Material Adverse Change . From the date hereof until the Applicable Closing Date, there shall have been no material adverse change in the Condition of the Company.

     5.14 Lock-up Agreements. The Purchasers shall have received, prior to the First Closing Date, lock-up agreements in substantially the form attached hereto as Exhibit C, executed by all executive officers of the Company and by all members of the Board of Directors of the Company who will continue to serve in such capacity following the Second Closing.

     5.15 Election of Directors. (a) With respect to the closing obligations of Quantum Industrial Partners LDC and SFM Domestic Investors LLC, the Company shall have taken all steps necessary to elect a designee of such entities to its Board of Directors and (b) with respect to the closing obligations of Stolberg, Meehan & Scano II, L.P., the Company shall have taken all steps necessary to elect a designee of such entity to its Board of Directors, in each case at or prior to the Second Closing Date and in accordance with Section 10.1 hereof.

     5.16 Completion of Diligence. Such Purchaser shall have completed its financial, legal and business due diligence to its sole satisfaction.

     5.17 Confidentiality Agreement. Prior to the Second Closing, each of Michael W. Johnson, W. Brad Browning and Kevin Andrew shall have entered into a confidentiality agreement with the Company similar to that executed by other employees of the Company.

                                   SECTION 6.
              CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE
              ----------------------------------------------------

     The obligations of the Company to issue and sell the Shares and to perform its other obligations hereunder, shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Applicable Closing Date:

     6.1 Representations and Warranties. The representations and warranties of such Purchaser contained in Section 4 hereof shall be true and correct at and on the Applicable Closing Date as if made at and on such date, except to the extent that any representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such date and except for any activities or transactions which may have taken place after the date hereof which are contemplated by this Agreement.

     6.2 Compliance with this Agreement. Such Purchaser shall have performed and complied in all material respects with all of its agreements and conditions set forth herein that are required to be performed or complied with by the Purchasers on or before the Applicable Closing Date.

     6.3 Payment of Purchase Price. At the First Closing and the Second Closing, as the case may be, the Company shall have received the First Purchase Price and the Second Purchase Price, as the case may be.

     6.4 No Judgment or Order. There shall not be on the Applicable Closing Date or on the Second Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the Company, (a) prohibit or restrict (i) the sale of the Shares or (ii) the consummation of the transactions contemplated by this Agreement or (b) subject the Company to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Shares were to be sold hereunder.

                                   SECTION 7.
                              AFFIRMATIVE COVENANTS
                              ---------------------

     The Company hereby covenants and agrees with the Purchasers with respect to this Section 7 that, so long as any of the Shares or the Common Stock issuable upon the conversion thereof are outstanding, except to the extent that a particular section of this Section 7 provides for an earlier termination, as follows:

     7.1 SEC Filings. From and after the date of this Agreement, the Company agrees that it will use commercially reasonable efforts to file with the SEC, within the time periods specified in the SEC's rules and regulations for as long as they are applicable to the Company, (i) all quarterly and annual financial information required to be filed with the SEC on Forms 10-QSB and 10-KSB, (ii) all current reports required to be filed with the SEC on Form 8-K and (iii) any other information required to be filed with the SEC.

     7.2 Reservation of Shares . The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Shares, as provided in the Certificate of Designation and the Certificate of Incorporation, the number of shares of Common Stock that may be issuable or deliverable upon such conversion or exercise. The Company shall issue such shares of Common Stock in accordance with the terms of this Agreement, the Certificate of Incorporation, the Certificate of Designation (in the case of the shares of Common Stock issuable upon conversion of the Shares), and otherwise comply with the terms hereof and thereof.

     7.3 Registration and Listing 7.4. If and for so long as the shares of Common Stock are quoted on the Nasdaq or listed on any national securities exchange, the Company will, if permitted by the rules of such system or exchange, quote or list and keep quoted or listed on such system or exchange, upon official notice of issuance, all shares of Common Stock issuable or deliverable upon conversion of the Shares.

     7.4 Director and Officer Liability Insurance . The Company will maintain director and officer liability insurance which is commercially standard for a company similarly situated to the Company.

     7.5 Tax Matters.

     (a) The parties hereto agree and acknowledge that unless otherwise required in the opinion of outside counsel to the relevant party, as a result of a change in applicable law, to comply with its obligations under the Code, (i) no party hereto will take the position that any amount will be includible in income with respect to the Shares issued pursuant to this Agreement under Section 305 of the Code and that all parties shall file all Tax Returns accordingly (the "Reporting Agreement") and (ii) no party shall take any position inconsistent with the Reporting Agreement upon examination of any Tax Return, in any refund claim, in any litigation or otherwise.

     (b) The Company covenants that it will not become a USRPHC at any time while Purchasers or any Affiliate of the Purchasers (a "Purchaser Entity") owns the Shares or any Common Stock of the Company.

     (c) In the event that a Purchaser Entity desires to sell or dispose of any of the Shares or any Common Stock, and upon demand by Purchaser Entity, the Company agrees to deliver to Purchaser Entity a letter (the "Letter") which complies with Sections 1.1445-2(c)(3) and 1.897-2(h) of the treasury regulations promulgated under the Code (the "Treasury Regulations"), addressed to Purchaser Entity, stating that the Company is not, and has not been, a USRPHC during the period equal to the lesser of (i) the period beginning five years prior to the date of the Letter through the date of the Letter and (ii) the period from the date of this Agreement through the date of the Letter. The Letter shall be delivered to the Purchaser Entity one business day prior to the close of any sale of the Shares or any Common Stock by the Purchaser Entity (the "Delivery Date"). The Letter shall be dated as of the Delivery Date and signed by a corporate officer who must verify under penalties of perjury that the statement is correct to his knowledge and belief pursuant to Section 1.897-2(h) of the Treasury Regulations.

                                   SECTION 8.
                             RIGHT OF FIRST REFUSAL
                             ----------------------

     8.1 Future Issuance of Shares; Right of First Refusal.

     (a) Except for (i) capital stock or options to purchase capital stock of the Company which may be issued to employees or directors of the Company pursuant to a stock incentive plan or other employee benefit arrangement approved by the Board of Directors, (ii) a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) capital stock issued as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar non-financing transaction, provided that such issuance is approved by the Company's Board of Directors (including at least one director designated by the Second Purchasers),
(iv) capital stock issued as full or partial consideration for services, provided that such issuance is approved by the Company's Board of Directors (including at least one director designated by the Second Purchasers), (v) capital stock issued in connection with a firm commitment underwritten publicly registered offering, (vi) capital stock purchased by any Purchaser in the public market or from the Company and (vii) capital stock issued upon exercise, conversion or exchange of the Shares, or of any convertible securities, options or warrants outstanding as of the date hereof, if the Company wishes to issue any shares of capital stock or any other securities convertible into or exchangeable or exercisable for capital stock of the Company (collectively, "New Securities") to any Person (the "Subject Purchaser"), then the Company shall send written notice (the "New Issuance Notice") to the holders of the Shares, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued and (y) the proposed purchase price per share of the New Securities that the Company is willing to accept (the "Proposed Price").

     (b) Rights of First Refusal; Exercise. For a period of twenty (20) days after receipt of the New Issuance Notice as provided in Section 8.1(a), each initial holder of the Series B Preferred Stock and any assignee thereof (each, a "Rightholder") shall have the right to purchase up to its Proportionate Percentage (as hereinafter defined) of the New Securities at a purchase price equal to the Proposed Price and upon the terms and conditions set forth in the New Issuance Notice. Each Rightholder shall have the right to purchase up to that percentage of the New Securities determined by dividing (i) a number equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock then owned by such Rightholder are convertible (including for this purpose the number of shares of Series B Preferred Stock already converted into Common Stock and shares acquired pursuant to the exercise of the rights granted under this Section 8) by (ii) the sum of (x) the number of shares of Common Stock then outstanding and (y) the number of shares of Common Stock into which all outstanding shares of Preferred Stock are convertible (the "Proportionate Percentage").

     (c) The right of each Rightholder to purchase the New Securities under subsection (a) above shall be exercisable by delivering written notice of its exercise, prior to the expiration of the 20-day period referred to in subsection
(b) of this Section 8, to the Company, which notice shall state the amount of New Securities that the Rightholder elects to purchase as provided in Section 8.1(b). The failure of a Rightholder to respond within the 20-day period shall be deemed to be a waiver of the Rightholder's rights under Section 8.1(b); provided that each Rightholder may waive its, his or her rights under Section 8.1(b) prior to the expiration of the 20-day period by giving written notice to the Company. Each Rightholder shall have a right of over-allotment such that if any Rightholder fails to exercise its right of first refusal to purchase its Proportionate Percentage of the Shares, the other Rightholders may purchase the non-exercising Rightholder's portion on the same proportionate percentage basis described in the previous sentence.

     (d) If, following the expiration of the 20-day period referred to above, not all of the New Securities have been subscribed for by the Subject Purchasers, each Rightholder shall have the option to reduce that number of New Securities it has elected to purchase pursuant to Section 8.1(b) by a proportionate amount.

     (e) Closing. The closing of the purchase of New Securities subscribed for by the Rightholders under Section 8.1(b) shall be held at the same time and place as the closing of the New Securities subscribed for by the Subject Purchasers (the "New Securities Closing"), or if there be no Subject Purchasers, three (3) Business Days after the 20-day waiting period. At the New Securities Closing, the Company shall deliver certificates representing the New Securities, and the New Securities shall be issued free and clear of all liens and the Company shall so represent and warrant, and further represent and warrant that the New Securities shall be, upon issuance of the New Securities to the Rightholders and after payment for the New Securities, duly authorized, validly issued, fully paid and nonassessable by the Company. At the New Securities Closing, the Rightholders purchasing the New Securities shall deliver payment in full in immediately available funds for the New Securities purchased by it, him or her. At the New Securities Closing, all of the parties to the transaction shall execute any additional documents that are otherwise necessary or appropriate.

     (f) Sale to Subject Purchaser. The Company may sell to the Subject Purchaser all of the New Securities not purchased by the Rightholders as provided in Section 8.1(b) on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice; provided, however, that the sale is bona fide and made pursuant to a contract entered into within three (3) months of the earlier to occur of (i) the waiver by the Rightholders of their option to purchase the New Securities as provided in
Section 8.1(b) and (ii) the expiration of the 20-day period referred to in
Section 8.1(b). If such sale is not consummated within such four (4) month period for any reason, then the restrictions provided for in this Section 8.1 shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the New Securities in accordance with this Section 8.1. The New Securities Closing of any issue and purchase contemplated by this Section 8.1(f) shall be held at the time and place as the parties to the transaction may agree.

     (g) Termination of Rights of First Refusal. The Company's obligations and the Rightholders' rights pursuant to this Section 8 shall terminate on the fourth anniversary of this Agreement.

                                   SECTION 9.
                               REGISTRATION RIGHTS
                               -------------------

     9.1 Definitions. For purposes of this Section 9:

     (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

     (b) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock, (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series B Preferred Stock or Common Stock and (iii) ) any Common Stock of the Company issuable upon the exercise of warrants issuable to Needham & Company, Inc. and Boulder Venture Partners described in Schedule 3.25, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his registration rights under this Section 9 are not assigned or for which the rights under this Section 9 have terminated pursuant to Section 9.16 hereof;

     (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are exercisable or convertible into, Registrable Securities;

     (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities;

     (e) The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC in lieu of Form S-3 which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     9.2 Request for Registration.

     (a) If the Company shall receive at any time after six months following the date of the Second Closing a written request from the Holders of at least 33-1/3% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least 33-1/3% of the Registrable Securities then outstanding, with anticipated aggregate proceeds, net of underwriting discounts and commissions, of not less than $5,000,000), then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 9.2(b), file as soon as practicable, and in any event within sixty (60) days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 9.5.

     (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 9.2 and the Company shall include such information in the written notice referred to in subsection 9.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 9.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this
Section 9.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

     (c) The Company is obligated to effect only three such registrations pursuant to this Section 9.2.

     (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 9.2 a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, by a vote of at least 2/3 of its members, of the Company it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

     9.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 9.5, the Company shall, subject to the provisions of Section 9.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

     9.4 Obligations of the Company. Whenever required under this Section 9 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

     (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

     (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

     (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

     (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

     (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 9, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 9, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

     (h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

     (i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

     9.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 9 with respect to Registrable Securities that the selling Holders shall furnish to the Company such customary information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of such Holders' Registrable Securities.

     9.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 9.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $25,000 per registration) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 9.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable

Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 9.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company that was unknown to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 9.2.

     9.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section
9.3 for each Holder, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders (not to exceed $25,000 per registration) selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

     9.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 9.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata, first among the Holders and then among other selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (a) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering or (b) notwithstanding (a) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 9.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

     9.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 9.

     9.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 9:

     (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse, as incurred, each such Holder, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 9.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.

     (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement, any of such Holder's directors or officers and any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse, as incurred, any legal or other expenses reasonably incurred by the Company or any person intended to be indemnified pursuant to this subsection 9.10(b) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 9.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 9.10(b) exceed the proceeds (net of underwriting discounts and commissions) from the offering received by such Holder.

     (c) Promptly after receipt by an indemnified party under this Section 9.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.10.

     (d) If the indemnification provided for in this Section 9.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

     (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     (f) The obligations of the Company and Holders under this Section 9.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 9, and otherwise.

     9.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

     (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

     (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

     (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3,
(ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

     9.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 9.2 or Section 9.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not in any manner reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 9.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 9.2 or Section 9.3.

     9.15 Amendment of Registration Rights. Any provision of this Section 9 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least 70% of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities at the time outstanding (including securities into which such Registrable Securities are convertible), each future holder of all such Registrable Securities, and the Company.

     9.16 Termination of Registration Rights. The Company's obligations pursuant to this Section 9 shall terminate with respect to each Holder severally upon the earlier to occur of (a) five (5) years from the date of this Agreement or (b) the date on which a Holder is able to sell all of such Holder's Registrable Securities under Rule 144 within a single three (3) month period, provided that no such termination shall occur pursuant to this Section 9.16(b) prior to the second anniversary of the date of this Agreement.

                                  SECTION 10.
                                  VOTING RIGHTS
                                  -------------

     10.1 Board Membership. The Board of Directors of this Company shall consist of five (5) members. For so long as the Purchasers maintain beneficial ownership of at least 25% of the shares of Series B Preferred Stock, (i) each of (A) Quantum Industrial Partners LDC and SFM Domestic Investors LLC, acting jointly ("Soros Investors"), and (B) Stolberg, Meehan & Scano II, L.P. ("Stolberg") shall be entitled to nominate one (1) director of the Company at each annual election of directors or any special meeting called to elect directors and (ii) a representative of the Initial Purchasers shall be entitled to attend each meeting of the Company's Board of Directors. The Purchasers agree to vote their Shares for the nominees of the Soros Investors and Stolberg at any annual meeting or any special meeting called to elect directors. The holders of Series B Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect the three (3) remaining directors of the Company.

     In the case of any vacancy in the office of a director nominated by the Soros Investors or Stolberg, then the Purchasers agree to vote their Shares to elect a replacement nominated by the Soros Investors or Stolberg, as the case may be, for the unexpired term. The Purchasers also agree to vote their Shares for the removal, with or without cause, of a director nominated by the Soros Investors or Stolberg, as the case may be, upon the request of the nominating Purchaser. Any future holder of Shares shall be required to become a party to the voting agreements set forth in this Section 10.1.

     10.2 Protective Provisions. In addition to any approvals required by law, so long as the Purchasers retain through beneficial ownership shares of capital stock representing, on an as-converted basis, at least 7.5% of the outstanding shares of Common Stock on an as-converted basis (after giving effect to and assuming exercise or conversion of all outstanding options, warrants and other convertible securities, whether or not vested), the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 70% of the shares of Series B Preferred Stock purchased under this Agreement or the Common Stock into which such shares are converted:

     (a) consummate a merger, consolidation or sale of all or substantially all of the assets of the Company in which the per share consideration received by the holders of Series B Preferred Stock is less than three (3) times the Conversion Price in effect immediately prior to the vote of the stockholders of the Company to approve such transaction or, if there shall be no such vote, the date of such transaction;

     (b) repurchase or redeem equity securities or debt (other than redemptions pursuant to Section 6 of the Certificate of Designation and except to the extent that such debt is due in accordance with its terms);

     (c) authorize or issue any equity securities senior to or pari passu with the Series B Preferred Stock;

     (d) authorize or issue any additional shares of Series B Preferred Stock;

     (e) increase or decrease the authorized size of the Company's Board of Directors;

     (f) incur, refinance, guarantee or assume any indebtedness other than in the ordinary course of business, provided that all indebtedness of the Company (including drawdowns under existing credit facilities) does not exceed an amount equal to 10% of the market capitalization of the Company in the aggregate at the time of incurrence;

     (g) create, incur or assume any lien or encumbrance of any kind upon the assets of the Company, whether now owned or hereafter acquired, other than existing liens or encumbrances in excess of an amount equal to 10% of the market capitalization of the Company at the time of the creation, incurrence or assumption;

     (h) engage in transactions with Affiliates other than those approved by the Compensation Committee of the Company; and

     (i) establish any non-wholly owned Subsidiary or sell or transfer any Subsidiary's stock or cause any Subsidiary to issue any stock to any Person other than the Company.


     For purposes of this subsections (f) and (g) of this Section 10.2, the term "market capitalization" shall mean the closing price of the Common Stock of the Company on the principal market or exchange on which the Common Stock is then traded (or, if there shall be no such market or exchange, the fair market value of the Common Stock as determined in good faith by the Company's Board of Directors) on the trading day immediately prior to the time of creation, incurrence or assumption, multiplied by the number of shares of Common Stock outstanding as of the close of business on such date (with the shares of Common Stock issuable upon conversion of the Series B Preferred Stock as of such date deemed to be outstanding).

                                  SECTION 11.
                                 INDEMNIFICATION
                                 ---------------

     Except as otherwise provided in this Section 11, the Company agrees to indemnify, defend and hold harmless each Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages, deficiencies, judgements, assessments, fines, settlements, costs or expenses (including interest, penalties and reasonable fees, disbursements and other charges of counsel) (collectively, "Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any surviving representation, warranty, covenant or agreement of the Company contained in this Agreement. Notwithstanding the foregoing (i) the Company shall not be liable pursuant to this Section 11 unless such Losses exceed $350,000 in the aggregate, in which case the Purchasers may recover from the Company Losses in excess of the first $200,000, and (ii) the Company's liability pursuant to this Section 11 shall in no event exceed in the aggregate $10,000,000.

                                  SECTION 12.
                            TERMINATION OF AGREEMENT
                            ------------------------

     12.1 Termination. This Agreement may be terminated as follows:

     (a) at any time on or prior to the Applicable Closing Date, by mutual written consent of the Company and the Initial Purchasers or the Second Closing Purchasers, as the case may be; or

     (b) at the election of the Company or the Purchasers by written notice to the other parties hereto after 5:00 p.m., New York City time on January 25, 2000 if neither the First Closing nor the Second Closing shall have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the Company, the Initial Purchasers and the Second Purchasers; or

     (c) at the election of the Company, if any one or more of the conditions to its obligation to close set forth in Section 6 has not been satisfied or waived and the First Closing or the Second Closing, as the case may be, shall not have occurred on the scheduled Applicable Closing Date; or

     (d) at the election of the Initial Purchasers, if any one or more of the conditions to its obligation to close set forth in Section 5 has not been satisfied or waived and the First Closing, shall not have occurred on the scheduled First Closing Date, and at the election of the Second Purchasers, if any one or more of the conditions to its obligation to close set forth in
Section 5 has not been satisfied or waived and the Second Closing shall not have occurred on the scheduled Second Closing Date; or

     (e) at the election of the Company if there has been a material breach of any representation, warranty, covenant or agreement of the Initial Purchasers or the Second Purchasers, as the case may be, contained in this Agreement, which breach is incurable or has not been cured by such Purchaser within 10 days after written notice from the Company; or

     (f) at the election of the Initial Purchasers or the Second Purchasers, as the case may be, if there has been prior to (i) the First Closing Date, in the case of the Initial Purchasers, or (ii) the Second Closing Date, in the case of the Second Purchasers, a material breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which breach is incurable or has not been cured by the Company within 10 days after written notice from the Initial Purchasers or the Second Purchasers, as applicable.

     Notwithstanding anything to the contrary in this Section, the Initial Purchasers shall have a right at the time set forth below to rescind this Agreement and to receive, in exchange for the shares of Series B Preferred Stock purchased at the Initial Closing, an amount equal to (i) the First Purchase Price minus (ii) any amounts paid by the Company as reimbursement for fees incurred by counsel to the Initial Purchasers pursuant to Section 13.11 if the Company is unwilling or unable, solely as a consequence of its own actions or as a result of an event having a Material Adverse Effect on its business, to effect the Second Closing. The Initial Purchasers may exercise this right: (x) at any time prior to January 31, 2000 if the Second Closing is scheduled to occur on January 25, 2000; (y) if the Second Closing is postponed, within five days of the rescheduled closing; or (z) on February 15, 2000 if the Second Closing has not occurred by then.

     12.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect; provided, however, that (i) a breaching party shall be liable to the non-breaching party for damages caused by such breach; (ii) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 12.1(a) or Section 12.1(b and provided further, that none of the parties hereto shall have any liability for speculative, special, consequential, incidental or unforeseeable damages resulting from a termination of this Agreement.

                                   SECTION 13.
                                  MISCELLANEOUS
                                  -------------

     13.1 Survival of Representations, Warranties and Covenants. The representations and warranties, covenants and agreements contained herein shall survive until April 30, 2001.

     13.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service, overnight mail or personal delivery:

     (i) if to a Purchaser, to the address set forth below such Purchaser's signature on the signature page hereof.

     (ii) if to the Company:

          InfoNow Corporation
          1875 Lawrence Street, Suite 1100
          Denver, Colorado 80202
          Attention: Chief Executive Officer
          Telecopy: (303) 293-0213

          with a copy to:

          Chrisman, Bynum & Johnson, P.C.
          1900 Fifteenth Street
          Boulder, Colorado 80302
          Attention: David J. Cook, Esq.
          Telecopy: (303) 449-5426

     All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

     13.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, each of the Initial Purchasers and Second Closing Purchasers may assign any of its rights under this Agreement to any of its Affiliates but any such assignment shall not relieve any Initial Purchaser or Second Closing Purchaser from its obligations hereunder. The Company may not assign any of its rights under this Agreement, except to a successor-in-interest to the Company, without the written consent of all of the Purchasers.

     13.4 Amendment and Waiver.

     (a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective only (i) if it is made or given in writing, (ii) in the specific instance and for the specific purpose for which made or given and (iii) prior to the second anniversary of the Second Closing, by agreement of each Purchaser which retains beneficial ownership of at least 80% of the shares of Series B Preferred Stock purchased under this Agreement or the Common Stock into which such shares are converted and between the second and fifth anniversary of the Second Closing, by agreement of each Purchaser which retains beneficial ownership of at least 50% of the shares of Series B Preferred Stock purchased under this Agreement or the Common Stock into which such shares are converted; provided that for purposes of calculating the ownership percentage, the equity interests of the Soros Investors are aggregated and the equity interests of the Putnam OTC and Emerging Growth Fund and Putnam Emerging Information Sciences Trust are aggregated. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

     13.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     13.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     13.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     13.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     13.9 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

     13.10 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of, and supercedes all prior agreements relating to, the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.

     13.11 Fees. Upon the First Closing, the Company shall pay directly or reimburse the Initial Purchasers for reasonable attorney's fee incurred in connection with the transactions contemplated by this Agreement. Upon the Second Closing, the Company shall pay directly or reimburse the Purchasers for their reasonable out-of-pocket expenses (including attorney's fees (other than those paid pursuant to the immediately preceding sentence), disbursements and other charges) incurred in connection with the transactions contemplated by this Agreement; provided, however, that the Company shall not be obligated to reimburse the Purchasers for any reasonable out-of-pocket expenses in excess of $75,000 in the aggregate.

     13.12 Publicity; Confidentiality.

     (a) Except as may be required by applicable law or the rules of any securities exchange or market on which shares of Common Stock are traded, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby or the business and financial affairs of the Company, without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any Purchaser or the Company from disclosing information (i) that is already publicly available, (ii) that was known to such Purchaser or the Company on a non-confidential basis prior to its disclosure by the Company or such Purchaser, as the case may be, (iii) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such Purchaser or the Company, as the case may be, will use reasonable efforts to notify the Company or the Purchaser, as the case may be, in advance of such disclosure so as to permit the Company or the Purchaser, as the case may be, to seek a protective order or otherwise contest such disclosure, and such Purchaser or the Company, as the case may be, will use reasonable efforts to cooperate, at the expense of the Company, with the Company or the Purchaser, as the case may be, in pursuing any such protective order, (iv) to the extent that such Purchaser or the Company, as the case may be, reasonably believes it appropriate in order to protect its investment in the Shares in order to comply with any Requirement of Law, (v) to such Purchaser's or the Company's, as the case may be, officers, directors, agents, employees, members, partners, controlling persons, auditors or counsel,
(vi) to Persons who are parties to similar confidentiality agreements or (vii) to a prospective transferee who executes a confidentiality agreement in connection with any contemplated transfer of any of the Shares. If any announcement is required by law or the rules of any securities exchange or market on which shares of Common Stock are traded to be made by any party hereto, prior to making such announcement such party will, to the extent practicable, deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

     (b) Unless substantially in the form previously disclosed, the Purchasers shall have the opportunity to review and reasonably modify any provision of any public announcement or document which is to be released to the public or filed with the SEC, which provision mentions the Purchasers or any of their Affiliates, prior to the release of such document to the public or the filing of such document with the SEC.

     13.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

     13.14 Schedules. Anything disclosed on any schedule attached hereto or otherwise disclosed in writing to the Purchasers shall be deemed disclosed on all schedules attached hereto.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.


                                    INFONOW CORPORATION


                                    By:
                                    Name: Michael W. Johnson
                                    Title: President and Chief Executive Officer

                               INFONOW CORPORATION
                            STOCK PURCHASE AGREEMENT
                     PURCHASERS' COUNTERPART SIGNATURE PAGE



                                      QUANTUM INDUSTRIAL PARTNERS LDC


                                      By:
                                      Name:
                                      Its:

                                      Address:




                                      SFM DOMESTIC INVESTORS LLC



                                      By:
                                      Name:
                                      Its:

                                      Address:

                               INFONOW CORPORATION
                            STOCK PURCHASE AGREEMENT
                     PURCHASERS' COUNTERPART SIGNATURE PAGE



                                      PUTNAM OTC AND EMERGING GROWTH FUND


                                      By:
                                      Name:
                                      Its:

                                      Address:




                                      PUTNAM EMERGING INFORMATION SCIENCES TRUST


                                      By:
                                      Name:
                                      Its:

                                      Address:

                               INFONOW CORPORATION
                            STOCK PURCHASE AGREEMENT
                     PURCHASERS' COUNTERPART SIGNATURE PAGE



                                            STOLBERG, MEEHAN & SCANO II, L.P.


                                            By:
                                            Name:
                                            Its:

                                            Address:

                               INFONOW CORPORATION
                            STOCK PURCHASE AGREEMENT
                           COUNTERPART SIGNATURE PAGE
                        (FOR PURPOSES OF SECTION 9 ONLY)


                                        NEEDHAM & COMPANY, INC.


                                        By:
                                        Name:
                                        Its:

                                        Address:

                               INFONOW CORPORATION
                            STOCK PURCHASE AGREEMENT
                           COUNTERPART SIGNATURE PAGE
                        (FOR PURPOSES OF SECTION 9 ONLY)


                                            BOULDER VENTURE PARTNERS


                                            By:
                                            Name:
                                            Its:

                                            Address:


                                              Schedule 2.2

                                        SHARES AND PURCHASE PRICE


                                       Shares of Series B          Shares of Series B
                                   Preferred Stock Purchased   Preferred Stock Purchased     Aggregate
       Purchaser                      at the First Closing       at the Second Closing     Purchase Price
       ---------                      --------------------       ---------------------     --------------
Quantum Industrial Partners LDC                --                          **                     **

SFM Domestic Investors LLC                     --                          **                     **

Putnam OTC and Emerging Growth Fund         200,000                        --                 $4,000,000
Putnam Emerging Information Sciences Trust   50,000                        --                 $1,000,000
Stolberg, Meehan & Scano II, L.P.              --                       200,000               $4,000,000
Total                                       250,000                     550,000              $16,000,000


** The allocation of shares purchased and the aggregate purchase price shall be determined prior to the Second Closing Date, provided that Quantum Industrial Partners LDC and SFM Domestic Investors LLC shall in the aggregate purchase 350,000 shares of Series B Preferred Stock for $7,000,000.